                                                                     EXHIBIT 2.4

                         EXECUTIVE EMPLOYMENT AGREEMENT

     THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made effective as of the 27th day of April, 2000 (the "Effective Date") between ELISABETH DEMARSE, an individual resident of the State of New York ("Executive"), and ILIFE.COM, INC., a Florida corporation with its principal place of business located in North Palm Beach, Florida (the "Company").

     WHEREAS, the Company desires to engage Executive to perform certain services for the Company, and Executive desires to accept said engagement from the Company; and

     WHEREAS, the Company and Executive have agreed upon the terms and conditions of Executive's engagement by the Company, and the parties desire to express the terms and conditions in this Agreement.

     WHEREAS, the Company and Executive intend for this Agreement to supercede all agreements between Executive and the Company.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

     1.  Employment of Executive.  The Company hereby employs Executive as its
         -----------------------
President and Chief Executive Officer, and Executive hereby accepts such employment by the Company, under the terms of this Agreement for a period beginning on the Effective Date and terminating on April 27, 2002 (the "Term"), unless this Agreement is otherwise extended or terminated pursuant to the provisions of Section 8 hereof.

     2.  Duties and Location.
         -------------------

     (A) During the Term of this Agreement, Executive's duties will include those duties normally associated with the position of President and Chief Executive Officer. All employees of the Company will report to Executive and Executive will report only to the Board of Directors. Performance of duties pursuant to this Agreement shall be Executive's principal business activity during the Term; provided, however, Executive may engage in other non profit or charitable activities which do not involve substantial time and which do not materially interfere with her employment under this Agreement and which activities are not in competition with the Company as determined in the discretion of the Board of Directors of the Company and those activities set forth on Addendum A hereto. At the first meeting of the Board of Directors (the "Board") following the execution of this Agreement, Executive shall be elected to the Board of Directors, effective as of the Effective Date.
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    (B) Executive agrees that she shall at all times faithfully and to the best of her ability and experience perform all of the duties that may be required of her pursuant to the terms of this Agreement. Executive shall devote her full business time to the Company's business and shall not render to others any service of any kind for compensation or engage in any activity which conflicts or interferes with the performance of her obligations under this Agreement without the express written consent of the Board.

    (C) Executive will perform her services from Company's office in Manhattan, New York. In addition, Company shall provide executive with a full-time assistant. Executive recognizes that her position will entail reasonable travel, but the Company cannot require Executive to relocate outside New York City without Executive's consent.

     3.  Base Salary.  Executive shall receive a base salary commencing on the
         -----------
Effective Date and during the Term and any Renewal Term(s) (as defined below) of this Agreement of $300,000.00 per annum (the "Base Salary"), which amount may be increased (but not decreased) annually at the discretion of the Compensation Committee of the Board (the "Committee"). The Base Salary shall be paid to Executive by the Company in accordance with the Company's regular payroll practice as in effect from time to time.

     4.  Annual Bonus.  Executive will receive an annual bonus of at least
         ------------
$100,000 to be paid quarterly.

     5.  Stock Incentive.  Executive shall be eligible to participate in the
         ---------------
Company' stock option, stock purchase, or other stock incentive plans which are generally available to executive officers of the Company and shall be eligible for the grant of stock options, restricted stock or other awards thereunder in accordance with the terms and provisions of such plans. Furthermore, the parties acknowledge that Executive has been granted stock options to acquire 541,936 shares (equivalent to 4.0% of the Company's shares) of Common Stock outstanding on April 25, 2000, the vesting and terms of which shall be set forth in a separate Stock Option Agreement, the terms of which are a material part of this Agreement and are incorporated herein by reference.

     To the extent that the number of shares underlying the stock option granted to Executive exceeds the number of shares reserved and available under the 1999 Equity Compensation Plan ("Plan"), Company agrees that it will use its best efforts to cause the approval by the Company's shareholders at the first Shareholders Meeting after the Effective Date of an increase in the number of shares reserved and available under the Plan. Failure to obtain such approval shall constitute "Good Reason" (as defined in Paragraph 8(E), below) for Executive to terminate this Agreement.

     Company represents and warrants that it shall timely prepare and file with the Securities and Exchange Commission all documents as may be necessary to comply with the provisions of the Securities Exchange Act of 1934, as amended ("Exchange Act").

     6.  Executive Benefits.  Executive shall be entitled to participate in all
         ------------------
benefit plans as shall be in effect for other executive officers of Company from time to time, subject to the terms and conditions of each such plan. . In addition, Executive shall be entitled to four (4)

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weeks of paid vacation per year. All vacation times shall be subject to the approval of the Board, which approval may not be unreasonably withheld. The Company will also provide Executive with $500,000.00 in term life insurance coverage (beneficiary to be at Executive's discretion). In the event Executive is unable immediately to join the Company's health plan, the Company will reimburse Executive for any COBRA payments until she is able to join the plan.

     7.  Expenses.  Executive shall be reimbursed by the Company monthly for the
         --------
ordinary and necessary reasonable business expenses incurred by her in the performance of her duties for the Company, including travel, upgrade frequent flyer coupons and lodging expenses, meals, car service, client entertainment, cell phone expense and home office expenses (including extra phone lines and fax lines); provided that Executive shall first document said business expenses in the manner generally required by the Company under its policies and procedures, and in any event, in the manner required to meet applicable regulations of the Internal Revenue Service relating to the deductibility of such expenses.

     8.  Extension of Term and Termination.
         ---------------------------------

     The Term of the Agreement shall be automatically renewed and extended for two additional successive one-year periods ("Renewal Term") unless either party terminates the Agreement by written notice delivered to the other party no later than sixty (60) days prior to the end of the existing Term or Renewal Term.
This Agreement may be terminated upon the occurrence of any of the following events:

          A.   Expiration of the Term of this Agreement, unless renewed;

          B.   Death of Executive;

          C. Mental or Physical Disability of Executive which prevents her from performing her duties hereunder for a period of 130 consecutive days or 175 days during any one year.

          D.  For Cause, as defined below:

              1. The Executive's material breach of this agreement which is not cured within thirty (30) days of receipt of written notice to Executive specifying the breach;

              2. The Executive's dishonesty, fraud, malfeasance, gross
                 negligence or misconduct which, in the reasonable judgment of the Board of Directors, is, or is likely to, lead to material injury to the Company or the business reputation of the Company;

              3. The Executive's willful failure to comply with the direction
                 (consistent with the Executive's duties) of the Board or to follow the policies, procedures, and rules of the Company;

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              4. The Executive's negligent failure to comply with the direction
                 (consistent with the Executive's duties) of the Board or to follow the policies, procedures, and rules of the Company which is not cured within thirty (30) days of receipt of written notice;

              5. Executive's conviction of, or the Executive's entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude; or


              6. Executive's resignation, other than for disability, Good Reason or Change of Control.


          E. By the Executive for Good Reason upon 60 days written notice to the Company. "Good Reason" shall mean (i) the assignment of the Executive, without the Executive's consent, to a principal place of work which increases the Executive's commuting distance from her residence to her principal place of work by fifty (50) miles or more or (ii) the assignment to the Executive of job duties that are inconsistent with the Executive's position as the Chief Executive Officer or a substantial adverse alteration of the Executive's position, reporting relationship or duties without the Executive's consent or (iii) the material breach by Company of this Agreement which is not cured within thirty (30) days of receipt of written notice specifying the breach or (iv) failure of the shareholders at
                                                          -------------------
          the first Shareholders Meeting after the Effective Date to approve an
          ---------------------------------------------------------------------
          increase in the number of shares reserved and available under the Plan
          ----------------------------------------------------------------------
          as set forth in paragraph 5, above; provided, however, that "Good
          ----------------------------------  --------
          Reason" shall not include any event or circumstance that occurs more than one hundred twenty (120) calendar days prior to the Company's receipt of the Executive's written notice of her intention to terminate for Good Reason.

          F. Change of Control. Termination of the Agreement by Executive which occurs after 60 days and before 120 days from the effective date of a "Change in Control" of the Company (as defined in the 1999 Equity Compensation Plan).

          G. Without Cause. "Without Cause" means any termination of employment by Company which is not defined in sub-sections A-F above.

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     9.  Post Termination Payment Obligations.
         ------------------------------------

     (A) If this Agreement terminates for any of the reasons stated in sub-sections A, B, or D of Section 8 of this Agreement, then the Executive shall be entitled to receive her Base Salary at the then current rate and any accrued bonus through the termination date, payable within fifteen (15) days of the termination date, and thereafter the Company shall have no further obligations under this Agreement, but Executive shall continue to be bound by Sections 12 and 13, and all other post-termination obligations contained in this Agreement.

     (B) If this Agreement terminates for any of the reasons stated in sub-sections C, E, F or G, of Section 8 of this Agreement, then Company shall pay Executive a separation payment equal to twelve (12) months' base salary at the then current rate, and plus accrued bonus as of the date of termination payable
(i) in the event this Agreement terminates for the reasons set forth in sub-sections E or G of Section 8 above, in a single-lump sum payment within fifteen
(15) days of termination of employment; or (ii) in the event this Agreement terminates for the reasons set forth in subsections C or F of Section 8 above, in twelve equal monthly installments in accordance with the Company's regular payroll practices. In addition, for a period of twelve months following the termination of this Agreement for any of the reasons stated in sub-sections C, E, F or G of Section 8, the Company shall, reimburse Executive the amount of monthly premiums paid by Executive for health, dental and life insurance coverage; provided however, that the amount that the Company is obligated to reimburse each month is limited to the monthly premium payments necessary to provide Executive with coverage reasonably comparable to the health, dental and life insurance coverage provided to Executive pursuant to the Company's benefit plans. The post-termination obligations under this Section 9(B) shall be binding upon the Company regardless of the Executive's subsequent employment with any other person, firm, partnership, association, business organization, corporation or other entity which is not affiliated with the Company.

     (C) The Company's obligation to make any separation payments shall be conditioned upon Executive's:

           1. Execution of a Separation and Release Agreement in a form prepared by the Company whereby Executive releases the Company from any and all liability and claims of any kind; and

           2. Compliance with the restrictive covenants (Sections 12 and 13) and all post-termination obligations contained in this Agreement.

     10.  Work Product.  All Work Product (defined below) shall be work made for
          ------------
hire by Executive and owned by the Company. If any of the Work Product may not, by operation of law or otherwise, be considered work made for hire by Executive for the Company, or if ownership of all right, title, and interest to the legal rights therein shall not otherwise vest exclusively in the Company, Executive hereby assigns to the Company, and upon the future creation thereof automatically assigns to the Company, without further consideration, the ownership of all Work Product. The Company shall have the right to obtain and hold in its own name copyrights, patents, registrations, and any other protection available in the Work Product.

Executive agrees to perform, during or after termination of Executive's employment by the Company, such further acts as may be necessary or desirable to transfer, perfect and defend the Company's ownership of the Work Product as requested by the Company. "Work Product" means the data, materials, formulas, research, documentation, computer programs, communication systems, audio systems, system designs, inventions (whether or not patentable), and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, moral rights and other property rights, created or developed in whole or in part by Executive, while employed by the Company, within the scope of Executive's employment or which otherwise relates in any manner to the Company's Business.

     11.  Set-Off.  If at the time of termination of this Agreement for any
          -------
reason, Executive has any outstanding obligations to the Company, Executive acknowledges that the Company is authorized to deduct from Executive's final paycheck any amounts owed to the Company.

     12.  Trade Secrets and Confidential Information.  During the course of
          ------------------------------------------
Executive's employment with the Company, the Company may disclose to Executive Trade Secrets and Confidential Information (defined below). The Trade Secrets and the Confidential Information of the Company are the sole and exclusive property of the Company (or a third party providing such information to the Company). The disclosure of the Trade Secrets and the Confidential Information of the Company to Executive does not give the Executive any license, interest or rights of any kind in the Trade Secrets or Confidential Information.

     (A) Executive may use the Trade Secrets and Confidential Information solely for the benefit of the Company while Executive is an employee of the Company. Executive shall hold in confidence the Trade Secrets and Confidential Information of the Company. Except in the performance of services for the Company, Executive shall not reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer the Trade Secrets or the Confidential Information of the Company or any portion thereof.

     (B) The obligations under this Agreement with regard to the Trade Secrets of the Company remain in effect as long as the information constitutes a trade secret under applicable law. The obligations with regard to the Confidential Information of the Company shall remain in effect while Executive is employed by the Company and for a period of three (3) years thereafter.

     (C) Executive agrees to return to the Company, upon Executive's resignation, termination, or upon request by the Company, the Trade Secrets and Confidential Information of the Company and all materials relating thereto.

     (D) As used herein, "Trade Secrets" means information of the Company, and its licensors, suppliers, clients and customers, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which is not commonly known or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

As used herein, "Confidential Information" means information, other than Trade Secrets, that is treated as confidential, and that would potentially damage or interfere with, in any manner, the Company's business if disclosed.
Confidential Information includes, but is not limited to, information concerning the Company's financial structure, marketing plans, methods of operation, and internal operating procedures.

Notwithstanding the foregoing, the provisions of this sub-section D do not apply to (i) information which is general knowledge in the Company's industry, (ii) information that has been disclosed to Executive by third parties who are unrelated to the Company and who are not bound by agreements of confidentiality with respect thereto, and (iii) as Executive may be required to disclose by law but only to the extent required by law.

     13.  Restrictive Covenants.
          ---------------------

     (A)  Non-competition.  Executive agrees that for so long as Executive is
          ---------------
employed by the Company and for a period of one (1) year thereafter, Executive will not, individually or on behalf of any person, firm, partnership, association, business organization, corporation or other entity primarily engaged in the Business of the Company, engage in or perform, anywhere within the United States and Canada, which shall constitute the territory, any of the specific activities which Executive performs for the Company in the course of its Business, as defined below, during her engagement hereunder. Nothing herein shall be construed to prohibit Executive from performing any activities which she does not perform as an executive of the Company, or from acquiring shares of capital stock of any public corporation, provided that such investment does not exceed 5% of the stock of such public corporation.

     (B) Non-Recruit.  Executive agrees that for so long as Executive is
         -----------
employed by the Company and for a period of one (1) year thereafter, Executive will not call upon, solicit, recruit, or assist others in calling upon, recruiting or soliciting any person who is an employee of the Company and with whom Executive had contact or became aware of by virtue of Executive's employment, for the purpose of having such person work for Executive, for any Client (as defined below) of the Company or for any other person, firm, corporation or entity which is engaged in the Business (defined below).

     (C) For purposes of this Section 13, the term "Business" shall mean the business of the delivery of editorial content and product research related to consumer financial services delivered in print or over the Internet; and the term "Client" shall mean any individual or business entity which employs the Company for purposes of delivery of editorial content and product research related to consumer financial services delivered in print or over the Internet.

     (D) Notwithstanding any provision in this Agreement to the contrary, this
Section 13 shall not apply in the event this Agreement is terminated (i) before the expiration of 90 days immediately following the Effective Date; (ii) by the Executive for Good Reason; or (iii) by the Company Without Cause.

     14.  Injunctive Relief.
          -----------------

     Executive acknowledges that breach of the provisions of Sections 12, and/or 13 of this Agreement would result in irreparable injury and permanent damage to the Company, which prohibitions or restrictions Executive acknowledges are both reasonable and necessary under the circumstances, singularly and in the aggregate, to protect the interests of the Company. Executive recognizes and agrees that the ascertainment of damages in the event of a breach of Sections 12 and/or 13 of this Agreement would be difficult, and that money damages alone would be an inadequate remedy for the injuries and damages which would be suffered by the Company from breach by Executive.

     Executive therefore agrees: (i) that, in the event of a breach of Sections 12 and/or 13 of this Agreement, the Company, in addition to and without limiting any of the remedies or rights which it may have at law or in equity or pursuant to this Agreement, shall have the right to injunctive relief or other similar remedy in order to specifically enforce the provisions hereof; and (ii) to waive and not to (A) assert any defense to the effect that the Company has an adequate remedy at law with respect to any such breach, (B) require that the Company submit proof of the economic value of any Trade Secret, or (C) require that the Company post a bond or any other security. Nothing contained herein shall preclude the Company from seeking monetary damages of any kind, including reasonable fees and expenses of counsel and other expenses, in a court of law.

     15.  Survival.  The provisions of Paragraphs 12 through 14 shall survive
          --------
termination of this Agreement.

     16.  Invalidity of Any Provision.  It is the intention of the parties
          ---------------------------
hereto that Sections 12 through 14 of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of this Agreement in order to render the same valid and enforceable.

     17.  Waiver of Breach.  The waiver by either party of a breach of any
          ----------------
provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

     18.  Successors and Assigns.  This Agreement shall be binding upon and
          ----------------------
shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, her beneficiaries or legal representatives, except by will or by the laws of descent and distribution.

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

     19.  License.  To the extent that any pre-existing materials are contained
          -------
in the materials Executive delivers to the Company or the Company's customers, and such preexisting materials are not Work Product, Executive grants to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (i) use and distribute (internally or externally) copies of, and prepare derivative works based upon, such pre-existing materials and derivative works thereof and
(ii) authorize others to do any of the foregoing. Executive shall notify Company in writing of any and all pre-existing materials delivered to the Company by Executive.

     20.  Release.  Executive acknowledges that Executive may provide the image,
          -------
likeness, voice, or other characteristics of Executive or third parties ("Owner") in the services, materials, computer programs and other deliverables that Executive provides as a part of this Agreement ("Deliverables"). Executive hereby consents to the use of such characteristics of Executive by the Company in the products or services of the Company and releases the Company, its agents, contractors, licensees and assigns from any claims which Executive has or may have for invasion of privacy, right of publicity, defamation, copyright infringement, or any other causes of action arising out of the use, adaptation, reproduction, distribution, broadcast, or exhibition of such characteristics ("Release"). Executive represents that Executive has obtained the same Release in writing benefiting Company from all third party Owners whose characteristics are included in the Deliverables.

     21.  Severability.  If any provision or part of a provision of this
          ------------
Agreement shall be determined to be void and unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain valid and enforceable.

     22.  Costs of Enforcement.  In the event either party breaches this
          --------------------
Agreement, the breaching party shall be liable to the non-breaching party for all costs of enforcement, including attorneys' fees and court costs, in addition to all other damages and redress available in equity or at law.

     23.  No Prior Agreements.  Executive hereby represents and warrants to
          -------------------
Company that the execution of this Agreement by Executive and Executive's employment by Company and the performance of Executive's duties hereunder shall not violate or be a breach of any agreement with a former employer, client or any other person or entity.

     24.  Entire Agreement. This Agreement represents the entire understanding
          ----------------
of the parties concerning the subject matter hereof and supersedes all prior communications, agreements and understandings, whether oral or written, relating to the subject matter hereof. The language contained herein shall be deemed to be that negotiated and approved by both parties and no rule of strict construction shall be applied.

     25.  Modification.  This Agreement may be modified only by agreement in
          ------------
writing signed by both Company and Executive.

     26.  Governing Law.  This Agreement shall be governed in all aspects by the
          -------------
laws of the State of Florida without regard to its rules governing conflicts of law.

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

     27.  Section Headings.  The section headings are included for convenience
          ----------------
and are not intended to limit or affect the interpretation of this Agreement.

     28.  Notice.  Whenever any notice is required, it shall be given in writing
          ------
addressed as follows:



     To Company:         Ilife.com, Inc.
                         11811 U.S. Highway One
                         Suite 101
                         North Palm Beach, Florida  33408
                         Attention: ___________________________

     To Executive:       Elisabeth DeMarse
                         505 West End Avenue
                         New York, New York 10024

     With a copy to:     Victoria R. Picca, Esq.
                         Blumenthal & Lynne
                         488 Madison Avenue
                         New York, New York 10022


     Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section.

     30.  Indemnification. The Company agrees, to the extent permitted by
          ---------------
applicable lawand the Company's Articles of Incorporation, to defend, indemnify and hold harmless Executive against any and all loss, damage, liability and expense, including, without limitation, reasonable attorneys' fees, disbursements court costs, and any amounts paid in settlement and the costs and expenses of enforcing this section of the Agreement, which may be suffered or incurred by Executive in connection with the provision of her services hereunder, including, without limitation, any claims, litigations, disputes, actions, investigations or other matters, provided that such loss, damage, liability and expense (i) arises out of or in connection with the performance by Executive of her obligations under this Agreement and (ii) is not the result of any breach by Executive of her obligations hereunder, and provided further that Company shall be under no obligation to defend, indemnify or hold harmless Executive if Executive has acted with gross negligence or willful misconduct.

     In addition to the foregoing, Company agrees to provide Executive with coverage under a Directors & Officers insurance policy to the same extent as the Company currently provides its executive officers.

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                      [SIGNATURES APPEAR ON THE NEXT PAGE]

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 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


EXECUTIVE:                           COMPANY:

ELISABETH DEMARSE                    ILIFE.COM, INC.


/s/ Elisabeth DeMarse                By:/s/ G. Cotter Cunningham
---------------------                   -------------------------
                                        G. Cotter Cunningham
                                        Interim President & CEO


                                      -12-
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                                   ADDENDUM A

SmallBizRealty.com, Inc. (Board of Directors)
LOL.com, Inc. (Board of Directors)
Plaza Media Partners, LLC (Member)
MBA Free Agents, LLC (Board of Directors)

                                      -13-